Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Pricing Supplement No. 0332 dated September 9, 2004 (To Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004)	Rule 424(b)(2) File Number 333-112708

Senior Medium-Term Notes, Series K

Principal Amount: Issue Price: Commission or Discount: Proceeds to Corporation:	Banc of America Securities LLC Guzman & Company The Williams Capital Group, L.P. Total 100.000% 0.005% 99.995%	$1,568,000,000.00 $ 16,000,000.00 $ 16,000,000.00 $1,600,000,000.00 $1,600,000,000.00 80,000.00 $1,599,920,000.00

Agents:	Banc of America Securities LLC, Guzman & Company, and The Williams Capital Group, L.P., as agents
Original Issue Date:	September 15, 2004
Stated Maturity Date:	September 18, 2007
Cusip #:	06050 MDX2
Form:	Book entry only
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index Maturity:	90 days
Spread:	+3.0 bps for the period September 15, 2004 to, but excluding, March 18, 2006 +14.0 bps for the period March 18, 2006 to, but excluding, the maturity date
Initial Interest Rate:	1.91%
Interest Reset Period:	Quarterly, commencing on December 18, 2004
Interest Reset Dates:	March 18, June 18, September 18, and December 18 of each year, commencing December 18, 2004
Interest Determination Date:	Two London business days prior to the Interest Reset Date
Interest Payment Dates:	March 18, June 18, September 18, and December 18 of each year, commencing December 18, 2004
May the Notes be redeemed by the Corporation prior to maturity?	Yes (See below)
The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring March 18, 2006 and quarterly on each Interest Payment Date occurring thereafter at a redemption price equal to 100% of the Principal Amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.
May the Notes be repaid prior to maturity at the option of the holder?	No
Discount Note?	No